A special meeting of each fund's shareholders was held on June 18, 2013. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
Ned C. Lautenbach
Affirmative	25,828,395,115.78	94.160
Withheld	1,602,101,684.27	5.840
TOTAL	27,430,496,800.05	100.000
Ronald P. O'Hanley
Affirmative	25,907,936,922.24	94.450
Withheld	1,522,559,877.81	5.550
TOTAL	27,430,496,800.05	100.000
David A. Rosow
Affirmative	25,805,492,959.91	94.076
Withheld	1,625,003,840.14	5.924
TOTAL	27,430,496,800.05	100.000
Garnett A. Smith
Affirmative	25,892,258,831.97	94.393
Withheld	1,538,237,968.08	5.607
TOTAL	27,430,496,800.05	100.000
William S. Stavropoulos
Affirmative	25,738,476,030.34	93.832
Withheld	1,692,020,769.71	6.168
TOTAL	27,430,496,800.05	100.000
Michael E. Wiley
Affirmative	25,923,640,743.27	94.507
Withheld	1,506,856,056.78	5.493
TOTAL	27,430,496,800.05	100.000
PROPOSAL 2
To approve a management contract between Communications Equipment Portfolio and Fidelity SelectCo, LLC.
	# of Votes	% of Votes
Affirmative	178,409,480.71	86.642
Against	11,373,244.63	5.523
Abstain	8,218,407.42	3.991
Broker Non-Vote	7,916,790.17	3.844
TOTAL	205,917,922.93	100.000
PROPOSAL 2
To approve a management contract between Computers Portfolio and Fidelity SelectCo, LLC.
	# of Votes	% of Votes
Affirmative	393,979,071.95	83.251
Against	35,661,383.84	7.536
Abstain	20,102,994.27	4.247
Broker Non-Vote	23,502,552.92	4.966
TOTAL	473,246,002.98	100.000
PROPOSAL 2
To approve a management contract between Electronics Portfolio and Fidelity SelectCo, LLC.
	# of Votes	% of Votes
Affirmative	441,259,605.72	80.317
Against	32,890,601.85	5.987
Abstain	27,809,095.01	5.061
Broker Non-Vote	47,442,156.66	8.635
TOTAL	549,401,459.24	100.000
PROPOSAL 2
To approve a management contract between IT Services Portfolio and Fidelity SelectCo, LLC.
	# of Votes	% of Votes
Affirmative	353,428,321.34	90.213
Against	11,891,799.65	3.036
Abstain	16,163,159.58	4.126
Broker Non-Vote	10,287,882.45	2.625
TOTAL	391,771,163.02	100.000
PROPOSAL 2
To approve a management contract between Software and Computer Services Portfolio and Fidelity SelectCo, LLC.
	# of Votes	% of Votes
Affirmative	1,150,010,702.94	82.608
Against	74,724,727.17	5.368
Abstain	52,013,173.19	3.736
Broker Non-Vote	115,391,695.13	8.288
TOTAL	1,392,140,298.43	100.000
PROPOSAL 2
To approve a management contract between Technology Portfolio and Fidelity SelectCo, LLC.
	# of Votes	% of Votes
Affirmative	930,081,956.89	82.568
Against	59,936,833.75	5.321
Abstain	58,514,117.75	5.195
Broker Non-Vote	77,911,319.05	6.916
TOTAL	1,126,444,227.44	100.000
PROPOSAL 3

For Computers Portfolio, a shareholder proposal requesting that the Board of Trustees institute "Procedures to prevent holding investments in companies that, in management's judgment, substantially contribute to genocide or crimes against humanity."B

	# of Votes	% of Votes
Affirmative	138,158,207.14	29.194
Against	282,780,597.28	59.754
Abstain	28,804,645.59	6.086
Broker Non-Vote	23,502,552.97	4.966
TOTAL	473,246,002.98	100.000
A Denotes trust-wide proposal and voting results.
B Proposal was not approved by shareholders.